Exhibit (a)(5)(F)
NOTICE OF CONVERSION RATE ADJUSTMENT
To the Holders of
CenterPoint Energy, Inc.
3.75% Convertible Senior Notes Due 2023
CUSIP Numbers: 15189TAA5 and 15189TAC1
3.75% Convertible Senior Notes, Series B Due 2023
CUSIP Number: 15189TAM9
     NOTICE IS HEREBY GIVEN pursuant to the provisions of Section 809 of Supplemental Indenture No. 1 dated as of May 19, 2003 (“Supplemental Indenture No. 1”), under which the 3.75% Convertible Senior Notes due 2023 were issued, and Supplemental Indenture No. 6 dated as of August 23, 2005 (“Supplemental Indenture No. 6” and, together with Supplemental Indenture No. 1, the “Supplemental Indentures”), under which the 3.75% Convertible Senior Notes, Series B due 2023 were issued, by and between CenterPoint Energy, Inc., a Texas corporation (“CNP”), and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank), as Trustee (the “Trustee”), which supplement the Indenture dated as of May 19, 2003 by and between CNP and the Trustee, that the Conversion Rate (as defined in the Supplemental Indentures) will be adjusted pursuant to Article VIII of the Supplemental Indentures in connection with CNP’s payment of a dividend to holders of record on May 16, 2008 of CNP common stock, par value $0.01 per share. Effective as of May 19, 2008, the Conversion Rate will be 90.7622.
     This Notice of Conversion Rate Adjustment is being filed with the Trustee and Conversion Agent (as such terms are defined in the Supplemental Indentures) and mailed to each holder of Notes of record as of the close of business on May 13, 2008.
Dated: May 14, 2008
CENTERPOINT ENERGY, INC.